Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Appointment of Interim Co-CEOs

BRISTOL, Tenn., April 24, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced that the company’s board of directors has appointed Andy Eidson, Contura’s executive vice president and chief financial officer, and Mark Manno, Contura’s executive vice president, chief administrative and legal officer and secretary, as interim co-chief executive officers, effective May 7. As previously announced, Kevin Crutchfield, Contura’s current CEO, is resigning from the company effective May 6.

Mr. Eidson has served in his current role since the company’s launch in July 2016, having previously held the same position, and others, for Alpha Natural Resources. In addition, Mr. Eidson has served in a number of prior leadership roles across both the financial and coal industry sectors.

Mr. Manno has served in his current position since January 2018, having previously held the roles of executive vice president, general counsel, secretary and chief procurement officer from Contura’s formation in July 2016. Mr. Manno formerly served in the same roles for Alpha Natural Resources, in addition to a number of prior executive leadership and legal positions.

“Mark and Andy are long serving, dedicated and talented officers. They have earned the respect and confidence of their colleagues and the board. They are a great team," said board chairman, Neale Trangucci. "Our board has every confidence in their ability to co-lead our organization as we conduct the search for a permanent CEO.”

As previously announced, the board of directors has already launched a search process to identify Contura’s next CEO. No further changes to the company’s executive leadership are expected.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT

investorrelations@conturaenergy.com

Alex Rotonen, CFA

423.573.0396

MEDIA CONTACTS

corporatecommunications@conturaenergy.com

Rick Axthelm

423.573.0304

Emily O’Quinn

423.573.0369

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